Exhibit 99.1

News Release

For Immediate Release

Media Contact:	Investor Contact:

Fred Ferguson	Kelly Reisdorf
Phone: 571-343-7006	Phone: 763-433-1028
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Reports Record Fourth Quarter and Fiscal Year 2021 Operating Results
Fourth Quarter Sales Increase 40%: Outdoor Products Up 47%, Shooting Sports Up 37%
Full Year Gross Margins up 800 Basis Points; Delivers Full Year EBITDA Margin of 15.7%
Strategic Transformation Drives Record Full Year GAAP EPS of $4.44 and Adjusted EPS of $3.66
Reports Record Free Cash Flow Generation of $318 Million; Announces $100 Million Share Repurchase

Anoka, Minnesota, May 6, 2021 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the fourth quarter and Fiscal Year 2021 (FY21), which ended on March 31, 2021.

“Strength in our underlying business fundamentals, disciplined strategy execution and favorable consumer trends fueled our outstanding Fiscal Year 2021 results," said Vista Outdoor Chief Executive Officer Chris Metz. "We delivered all-time record results for earnings per share, EBIT, and free cash flow as a result of our successful multi-year effort to strengthen our operations and improve profitability. The demand and order rate for all of our businesses continued to increase each quarter most recently resulting in fourth quarter sales growth of 40%. The integration of the Remington and HEVI-Shot acquisitions remain ahead of schedule and on track to be accretive to earnings in under 12 months. Our Outdoor Products segment delivered their best year on record. As we look back on the past twelve months, I would like to extend my sincere, heartfelt gratitude to our amazing employees and pass along my thanks for the hard, dedicated work they have shown. This past year’s performance is a tribute to our team’s excellence as they managed the expanded business and served customers exceptionally well throughout the global COVID-19 pandemic.

“Looking ahead, 2021 promises to be a year where people continue to recreate and enjoy the outdoors. We enter this year with our highest level of cash flow, our lowest level of debt in years, a powerhouse of outdoor brands, an expanded addressable market, record numbers of passionate advocates for our products, and an expanded commitment to preserve and protect our planet as we bring people outside,” concluded Metz.

Fourth Quarter ended March 31, 2021

•Sales increased 40 percent to $597 million, compared with the prior year quarter, driven by strong demand across both Outdoor Products and Shooting Sports segments.

•Gross profit increased to $182 million, compared with $85 million in the prior year quarter. Gross margin increased more than 1,000 bps compared with the prior year quarter, driven by volume, favorable pricing and mix, operating leverage, and strong growth in e-commerce channels.

•Operating expenses were $102 million, compared with $232 million in the prior year quarter, primarily due to a goodwill and indefinite lived intangible asset impairment charge of $156 million in the prior year quarter.

•Earnings before interest and taxes (EBIT) was $74 million, compared with $(147) million in the prior year quarter. Adjusted EBIT was $81 million, compared with the prior year quarter.

•Diluted earnings per share (EPS) rose to $1.11, compared with $(2.44) in the prior year quarter. Adjusted EPS was $1.02, compared to $0.11 in the prior fiscal year period. The prior fiscal year fourth quarter EPS included the aforementioned asset impairment charge.

Fourth Quarter ended March 31, 2021 Operating Segment Results

Shooting Sports

•Sales increased 37 percent to $403 million compared with the prior year quarter, primarily driven by strong demand for commercial ammunition and hunting and shooting accessories. The fourth quarter represented the first full quarter of ownership of the Remington acquisition of ammunition operations, brand and certain IP.

•Gross profit increased to $123 million, compared with $54 million in the prior year quarter. Gross margin improved to 31 percent, up from 18 percent compared with the prior year quarter, primarily driven by volume and pricing improvement, favorable mix and operating leverage.

•EBIT improved to $82 million, compared with $22 million in the prior year quarter.

Outdoor Products

•Sales increased 47 percent to $193 million compared with the prior year quarter, primarily due to strong consumer demand across all brands.

•Gross profit increased 86 percent to $59 million, compared with the prior year quarter. Gross margin improved by 651 bps to 31 percent compared with the prior year quarter driven by operating leverage and growth in e-commerce channels, partially offset by increased distribution and freight costs.

•EBIT increased to $25 million, compared with $4 million in the prior year quarter.

Fiscal Year ended March 31, 2021

•Sales increased 27 percent to $2.23 billion compared with the prior fiscal year. Strong consumer demand across both segments drove record growth.

•Gross profit rose 76 percent to $633 million from the prior fiscal year. Gross margin expanded 801 bps to 28 percent largely driven by volume, pricing improvement, and growth in e-commerce channels.

•Operating expenses declined to $360 million, compared with $491 million in the prior fiscal year. The decrease was primarily due to goodwill and indefinite lived intangibles asset impairment charges of $156 million recognized in the prior fiscal year. Adjusted operating expenses were $354 million compared with $314 million in the prior fiscal year.

•EBIT increased to $285 million, compared with $(132) million from the prior fiscal year. Adjusted EBIT was $280 million, compared with $46 million from the prior fiscal year.

•Interest expense was $26 million, compared with $39 million in the prior fiscal year. Adjusted interest expense was $24 million, down 30 percent, compared to $35 million in the prior fiscal year, due to an overall lower average interest rate and lower debt balance.

•EPS increased to $4.44, compared with $(2.68) in the prior fiscal year. Adjusted EPS was $3.66, compared with $0.24 in the prior fiscal year, due to higher sales, gross margin expansion, operating leverage and a lower tax rate, slightly offset by higher weighted average shares outstanding.

•Cash flow provided by operating activities was $345 million, compared to $77 million in the prior fiscal year. Free cash flow generation was $318 million, compared to $59 million in the prior fiscal year, due to overall improved cash management activities and net working capital efficiencies.

Fiscal Year ended March 31, 2021 Operating Segment Results

Shooting Sports

•Sales increased 28 percent to $1.52 billion compared with the prior fiscal year, primarily due to strong consumer demand as a result of the resurgence in outdoor recreation activities, demand for personal protection and higher sales in our e-commerce channels across all brands. The Remington and HEVI-Shot acquisitions during the fiscal year also contributed to higher sales growth.

•Gross profit increased to $427 million compared with $211 million in the prior fiscal year. Gross margin rose 1,037 bps to 28 percent primarily driven by volume, pricing improvement, mix and operating leverage, offset by increased commodity costs.

•EBIT increased to $279 million, compared with $80 million in the prior fiscal year.

Outdoor Products

•Sales increased 25 percent to $707 million from the prior fiscal year primarily due to strong consumer demand as a result of the resurgence in outdoor recreation activities and higher sales in our e-commerce channels across all brands. Strong demand was somewhat offset by continued supply chain disruptions primarily related to our Hydration business unit.

•Gross profit improved by 38 percent to $207 million from the prior fiscal year. Gross margin increased by 289 bps to 29 percent compared with the prior fiscal year driven by volume, operating leverage, and growth in e-commerce channels.

•EBIT improved to $82 million, compared with $30 million in the prior fiscal year.

The Company will provide additional information in its Form 10-K, which will be filed later this month. Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for First Quarter Fiscal Year 2022

“The strength of Vista Outdoor’s brands, its innovative product offerings and e-commerce growth of 40 percent delivered strong sales growth in the fourth quarter, and the work done as part of our strategic transformation continued to deliver dramatically improved margins, enabling Vista Outdoor to drive more profit per dollar of sales than ever before,” said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. “Our continued success has enabled us to accelerate the building of our innovation pipeline and brand leadership, invest in our centers of excellence and generate growth through thoughtful acquisitions. We will continue to be disciplined in our approach to valuation and target selection to ensure we deliver shareholder value through our M&A strategy. We are also pleased to announce that our Board of Directors has approved a two-year share repurchase program for up to $100 million of the Company’s common stock, which adds another tool to our capital deployment toolkit that we expect to use primarily to offset dilution.”

Vista Outdoor's Outlook for First Quarter Fiscal Year 2022, is as follows:

•Sales in a range of $600 million to $620 million, compared with $479 million in the prior year quarter.
•Earnings Per Share (EPS) in a range of $0.80 to $0.90, compared with $0.51 of adjusted EPS in the prior year quarter.

Vista Outdoor is providing the following assumptions for full year Fiscal Year 2022:
•Tax rate is expected to be in the low 20 percent range
•Interest expense is expected to be in line with prior year adjusted interest expense
•Capital Expenditures are expected to be approximately 15 percent higher than FY21
•R&D expenses are expected to be approximately 25 percent higher than FY21

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its business operations, FY21 financial results, and an update on business outlook on May 6, 2021, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 3276728.

Investor Day Information

Vista Outdoor will hold a virtual Investor Day on May 26, 2021 at 8:30 a.m. ET and will be accessible through live webcast. To register for and access the webcast and related presentation materials, please go to Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." A replay of the webcast will be available for the following 12 months.

Reconciliation of Non-GAAP Financial Measures
In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted other income (expense), adjusted earnings before interest and tax (EBIT), adjusted interest expense, adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for transaction costs, gain on sale of business, inventory step-up expense, transition costs, debt refinancing and extinguishment, release of tax valuation allowance, restructuring, restructuring and asset impairment costs, contingent consideration, debt issuance costs, executive transition, goodwill and intangibles impairment, loss on divestiture (Firearms), impairment of held-for-sale assets, and tax valuation allowance. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, other income (expense), EBIT, interest expense, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended March 31, 2021
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$182,470	$101,788	$(6,471)	$74,211	$(7,822)	$623	$67,012	$1.11
Inventory step-up expense	290	—	—	290	—	(69)	221	—
Transaction cost	—	708	—	(708)	—	170	(538)	(0.01)
Debt refinancing and extinguishment	—	—	6,471	6,471	1,364	(1,880)	5,955	0.10
Transition costs	—	(479)	—	479	—	(115)	364	0.01
Release of tax valuation allowance	—	—	—	—	—	(11,625)	(11,625)	(0.19)
As adjusted	$182,760	$102,017	$—	$80,743	$(6,458)	$(12,896)	$61,389	$1.02

Three months ended March 31, 2020
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$84,634	$232,092	$—	$(147,458)	$(6,980)	$13,224	$(141,214)	$(2.44)
Transaction costs	—	(161)	—	161	—	(39)	122	—
Executive transition	—	(1,370)	—	1,370	—	(329)	1,041	0.02
Goodwill and intangibles impairment	—	(155,589)	—	155,589	—	(15,173)	140,416	2.42
Restructuring	797	(642)	—	1,439	—	(345)	1,094	0.02
Tax valuation allowance	—	—	—	—	—	4,951	4,951	0.09
As adjusted	$85,431	$74,330	$—	$11,101	$(6,980)	$2,289	$6,410	$0.11

Fiscal year ended March 31, 2021
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$632,960	$359,998	$11,996	$284,958	$(25,574)	$6,628	$266,012	$4.44
Inventory step-up expense	690	—	—	690	—	(165)	525	0.01
Transaction cost	—	(4,957)	—	4,957	—	(1,190)	3,767	0.06
Debt refinancing and extinguishment	—	—	6,471	6,471	1,364	(1,880)	5,955	0.10
Gain on sale of business	—	—	(18,467)	(18,467)	—	4,432	(14,035)	(0.23)
Transition costs	—	(1,118)	—	1,118	—	(268)	850	0.01
Release of tax valuation allowance	—	—	—	—	—	(44,101)	(44,101)	(0.74)
As adjusted	$633,650	$353,923	$—	$279,727	$(24,210)	$(36,544)	$218,973	$3.66

Fiscal year ended March 31, 2020
(in thousands)
	Gross Profit	Operating Expenses	Other Income / (Expense)	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$358,766	$490,569	$(433)	$(132,236)	$(38,791)	$15,948	$(155,079)	$(2.68)
Contingent Consideration	—	(1,685)	—	1,685	—	(404)	1,281	0.02
Transaction costs	—	(644)	—	644	—	(155)	489	0.01
Debt issuance costs	—	—	—	—	4,228	(1,015)	3,213	0.06
Executive transition	—	(1,370)	—	1,370	—	(329)	1,041	0.02
Loss on divestiture (Firearms)	—	—	433	433	—	—	433	0.01
Goodwill and intangibles impairment	—	(155,589)	—	155,589	—	(15,173)	140,416	2.43
Impairment of held-for-sale assets	—	(9,429)	—	9,429	—	—	9,429	0.16
Restructuring and asset impairment costs	1,520	(7,690)	—	9,210	—	(2,211)	6,999	0.12
Tax valuation allowance	—	—	—	—	—	5,835	5,835	0.10
As adjusted	$360,286	$314,162	$—	$46,124	$(34,563)	$2,496	$14,057	$0.24

*NOTE: Adjustments to "as reported" results are items that are excluded from reported GAAP results to arrive at the "as adjusted" results for the quarters and years ended March 31, 2021 and 2020. EPS amounts may not foot due to rounding.

Fiscal Year 2021 Adjustments

During the quarter and year ended March 31, 2021, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the Remington and HEVI-Shot acquisition purchase price allocations. The entire amounts were expensed over the first inventory cycle. Given the infrequent and unique nature of this acquisition, the Company believes these costs are not indicative of ongoing operations. The tax effect of this expense that is deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the Company feels these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2021, we incurred transition costs to integrate the Remington and HEVI-Shot businesses into the Company such as severance, retention, professional fees, and travel costs. Given the infrequent and unique nature of this acquisition, the Company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2021, in connection with the refinancing of the 2018 ABL Revolving Credit Facility, unamortized debt issuance costs were written off. During the same periods, we redeemed in full, all of the outstanding aggregate principal amount of our 5.875% Notes. We recorded a loss on extinguishment of debt as a result of this redemption, which represents the premium paid on early redemption and unamortized debt issuance costs. Given the infrequent and unique nature of these costs, the company believes these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended March 31, 2021, we reduced the tax valuation allowance by $11,625 to recognize the utilization of available tax assets to offset otherwise payable taxes. The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $11,625 reduction in tax expense is indicative of operations of the Company.

During the quarter ended March 31, 2021, our reported tax (expense) benefit of $623 results in a tax rate of negative 1 percent and our adjusted tax (expense) benefit of $(12,896) results in an adjusted tax rate of 17 percent.

During the year ended March 31, 2021, we recognized a pretax gain on a divestiture of approximately $18,467. Given the infrequent and unique nature of this divestiture, the Company believes these costs are not indicative of ongoing operations. The tax effect on the pretax gain was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2021, we reduced the tax valuation allowance by $44,101 to recognize the utilization of available tax assets to offset otherwise payable taxes. This was also driven by capital gains related to a divestiture and tax-effected operating loss, credits, and interest deduction carry forwards utilized under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT). The tax assets arise from tax losses and other tax attributes that could not be realized in the then contemporaneous periods. Given the infrequent and unique nature of this tax situation, we do not believe the $44,101 reduction in tax expense is indicative of operations of the company.

As noted above, our full year reported tax (expense) benefit of $6,628 results in a tax rate of negative 3 percent and our adjusted tax (expense) benefit of $(36,544) results in an adjusted tax rate of 14 percent.

Fiscal Year 2020 Adjustments

During the quarter and year ended March 31, 2020, we incurred transaction costs associated with possible and completed transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the Company believes these costs are not indicative of operations of the Company. The tax effect of the transaction costs that are deductible for tax was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter and year ended March 31, 2020, we recognized executive transition costs related to the appointment of a new Senior Vice President and Chief Financial Officer.

During the quarter and year ended March 31, 2020, we recognized a $156 million impairment of goodwill and identifiable intangible assets. On January 1, 2020 we performed our annual impairment testing. The trading price of our common stock on the annual testing date resulted in a large difference between the market value of Vista Outdoor equity and the book value of the assets recorded on our balance sheet, implying that investors’ may believe that the fair value of our reporting units is lower than their book value. Our estimates of the fair values of the reporting units was significantly influenced by higher discount rates in the income-based valuation approach as a result of increasing market to equity risk premiums and company specific risk premiums. Our fair value estimates were also negatively impacted by the performance of our reporting units compared to comparable companies, which required that we apply lower valuation multiples in estimating the fair value of these reporting units using the market-based approach. In addition, as a result of tariffs and other factors affecting the market for our products, we reduced our sales projections for fiscal year 2021 and beyond for a number of our reporting units for purposes of our long-range financial plan, which is updated annually beginning in our third quarter.

During the quarter and year ended March 31, 2020, we recorded a tax valuation allowance of $5.0 million and $5.8 million, respectively. Due to the previous and current year impairments, the Company continues to be in a three-year cumulative loss position resulting in a tax valuation allowance on its deferred tax assets. Given the unusual and infrequent nature of this valuation allowance, we do not believe the $5.8 million tax expense related to the valuation allowance of the deferred tax assets is indicative of operations of the Company.

During the quarter and year ended March 31, 2020 we incurred restructuring and asset impairment costs related to impairment on rent receivables and operational realignments costs which were incurred to generate longer-term benefits. We do not consider these items indicative of earnings from ongoing business activities. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, we recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones, which was paid in full during the year. Given this balance was related to the purchase price of the Company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the Company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, in connection with the repayment of the Junior Term Loan, unamortized debt issuance costs were written off and repayment premium fees were paid. Given the infrequent and unique nature of these costs, the Company believes these costs are not indicative of ongoing operations of the Company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the year ended March 31, 2020, we completed the sale of our Firearms business for total a purchase price of $170 million. As a result, we recorded a pretax loss of $0.4 million which is included in other income (expense), net. Given the infrequent and unique nature of this divestiture, the Company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the year ended March 31, 2020, we recognized a loss of $9 million related to the impairment of the firearms held-for-sale assets. Given the infrequent and unique nature of the firearms business divestiture, the Company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

Free Cash Flow
Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, contingent consideration, transaction costs, debt refinancing and extinguishment, restructuring costs paid to date and transition costs paid to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Year ended March 31, 2021	Year ended March 31, 2020
Cash provided by operating activities (as reported)	$345,374	$76,745
Capital expenditures	(30,166)	(23,768)
Inventory step-up	(165)	—
Contingent consideration	—	3,371
Transaction costs	3,767	886
Debt refinancing and extinguishment	(1,880)	(1,015)
Restructure	—	2,839
Transition costs	850	—
Free cash flow	$317,780	$59,058

EBITDA Margin
EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies.

Vista Outdoor has not reconciled EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.
Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The Company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with diversification into new international and commercial markets including regulatory compliance; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state ammunition regulations; Vista Outdoor’s ability to realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to execute our strategic transformation plan, including our ability to realize expected benefits from the successful divestiture of non-core brands and profitability improvement initiatives; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

#          #          #

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Quarters Ended		Years Ended
(Amounts in thousands except per share data)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Sales, net	$596,524	$426,311	$2,225,522	$1,755,871
Cost of sales	414,054	341,677	1,592,562	1,397,105
Gross profit	182,470	84,634	632,960	358,766
Operating expenses:
Research and development	6,683	5,248	22,538	22,998
Selling, general, and administrative	95,105	71,256	337,460	302,554
Impairment of goodwill and intangibles	—	155,588	—	155,588
Impairment of held-for-sale assets	—	—	—	9,429
Earnings (loss) before interest, income taxes, and other	80,682	(147,458)	272,962	(131,803)
Other income ( expense):
Gain (loss) on divestiture	—	—	18,467	(433)
Loss on extinguishment of debt	(6,471)	—	(6,471)	—
Earnings (loss) before interest and income taxes	74,211	(147,458)	284,958	(132,236)
Interest expense, net	(7,822)	(6,980)	(25,574)	(38,791)
Earnings (loss) before income taxes	66,389	(154,438)	259,384	(171,027)
Income tax benefit	623	13,224	6,628	15,948
Net income (loss)	$67,012	$(141,214)	$266,012	$(155,079)
Earnings (loss) per common share:
Basic	$1.15	$(2.44)	$4.57	$(2.68)
Diluted	$1.11	$(2.44)	$4.44	$(2.68)
Weighted-average number of common shares outstanding:
Basic	58,416	57,944	58,241	57,846
Diluted	60,470	57,944	59,905	57,846

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

	March 31,
(Amounts in thousands except share data)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$243,265	$31,375
Net receivables	301,575	313,517
Net inventories	454,504	331,293
Income tax receivable	37,870	7,626
Other current assets	27,018	26,179
Total current assets	1,064,232	709,990
Net property, plant, and equipment	197,531	184,733
Operating lease assets	72,400	69,024
Goodwill	86,082	83,167
Net intangible assets	314,955	306,100
Deferred charges and other non-current assets	29,739	41,863
Total assets	$1,764,939	$1,394,877
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	163,839	89,996
Accrued compensation	63,318	38,806
Federal excise, use, and other taxes	23,092	19,702
Other current liabilities	120,568	98,197
Total current liabilities	370,817	246,701
Long-term debt	495,564	515,394
Deferred income tax liabilities	8,235	12,810
Long-term operating lease liabilities	77,375	73,738
Accrued pension and postemployment benefits	33,503	60,225
Other long-term liabilities	42,448	43,504
Total liabilities	1,027,942	952,372
Commitments and contingencies
Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—58,561,016 shares as of March 31, 2021 and 58,038,822 shares as of March 31, 2020	585	580
Additional paid-in-capital	1,731,479	1,744,096
Accumulated deficit	(694,036)	(960,048)
Accumulated other comprehensive loss	(83,195)	(100,994)
Common stock in treasury, at cost—5,403,423 shares held as of March 31, 2021 and 5,925,617 shares held as of March 31, 2020	(217,836)	(241,129)
Total stockholders' equity	736,997	442,505
Total liabilities and stockholders' equity	$1,764,939	$1,394,877

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years ended March 31,
(Amounts in thousands)	2021	2020
Operating Activities
Net income (loss)	$266,012	$(155,079)
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	45,264	47,863
Amortization of intangible assets	19,846	19,995
Amortization of deferred financing costs	2,922	6,087
Impairment of held-for-sale assets	—	9,429
Impairment of goodwill and intangibles	—	155,588
(Gain)/loss on sale of businesses	(18,467)	433
Deferred income taxes	(10,106)	(4,521)
Loss/(gain) on disposal of property, plant, and equipment	4,565	(1,117)
Loss on extinguishment of debt	6,471	—
Share-based compensation	13,303	6,810
Changes in assets and liabilities:
Net receivables	17,495	44,256
Net inventories	(84,185)	(7,675)
Accounts payable	72,946	(12,543)
Accrued compensation	22,617	1,481
Accrued income taxes	(37,397)	(12,053)
Federal excise, use, and other taxes	3,323	(1,227)
Pension and other postretirement benefits	(6,607)	(4,542)
Other assets and liabilities	27,372	(16,440)
Cash provided by operating activities	345,374	76,745
Investing Activities
Capital expenditures	(30,166)	(23,768)
Proceeds from the sale of businesses	23,654	156,567
Acquisition of businesses	(95,605)	—
Proceeds from the disposition of property, plant, and equipment	99	277
Cash (used for) provided by investing activities	(102,018)	133,076
Financing Activities
Borrowings on lines of credit	73,077	410,634
Payments made on lines of credit	(240,333)	(463,382)
Proceeds from issuance of long-term debt	500,000	—
Payments made on long-term debt	(350,000)	(144,509)
Payments made for debt issue costs and prepayment premiums	(6,496)	(1,033)
Early redemption of long-term debt	(5,141)	—
Deferred payments for acquisitions	—	(1,348)
Proceeds from employee stock compensation and stock purchase plans	1,386	315
Payment of employee taxes related to vested stock awards	(4,133)	(735)
Cash used for financing activities	(31,640)	(200,058)
Effect of foreign currency exchange rate fluctuations on cash	174	(323)
Increase in cash and cash equivalents	211,890	9,440
Cash and cash equivalents at beginning of year	31,375	21,935
Cash and cash equivalents at end of year	$243,265	$31,375